Exhibit 23.2

CONSENT OF STERNE AGEE & LEACH, INC.

We hereby consent to the inclusion of our opinion letter dated October 9, 2012 to the Board of Directors of First Capital Bancshares, Inc. (“First Capital”) as Annex C to the proxy statement/prospectus of LCNB Corp. (“LCNB”) and First Capital, relating to the proposed merger of First Capital with and into LCNB, which proxy statement/prospectus is part of this Registration Statement on Form S-4 of LCNB (the “Registration Statement”), and to the references to us and such opinion therein.

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

/s/ Sterne Agee & Leach, Inc.
Sterne Agee & Leach, Inc.

Dated: October 25, 2012

265 Franklin Street, Suite 401 · Boston, Massachusetts 02110
P) 617.443.4033 · F) 617.443.0310 · W) 800.836.4616 · WWW.STERNEAGEE.COM